UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to ss. 240.14a-12
KERYX BIOPHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)

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(KERYX LOGO)

KERYX BIOPHARMACEUTICALS, INC.
750 Lexington Avenue
New York, New York 10022

Dear Stockholder:

You are cordially invited to our 2008 Annual Meeting of Stockholders, to be held at 10:00 a.m. local time, on Tuesday, June 17, 2008, at the offices of our legal counsel, Alston & Bird LLP, located at 90 Park Avenue, New York, New York 10016. At the meeting, the stockholders will be asked to elect seven directors for a term of one year and to approve an amendment to our Certificate of Incorporation to permit our Board of Directors to issue series of preferred stock. You will also have the opportunity to ask questions and make comments at the meeting.

In accordance with the rules and regulations of the Securities and Exchange Commission, we are furnishing our proxy statement and annual report to stockholders for the year ended December 31, 2007 on the Internet. You may have already received our “Notice of Internet Availability of Proxy Materials,” which was mailed on or about April [__], 2008. That notice described how you can obtain our proxy statement and annual report. You can also receive paper copies of our proxy statement and annual report upon request.

It is important that your stock be represented at the meeting regardless of the number of shares you hold. You are encouraged to specify your voting preferences by marking our proxy card and returning it as directed. If you do attend the meeting and wish to vote in person, you may revoke your proxy at the meeting.

If you have any questions about the Proxy Statement or the accompanying 2007 Annual Report, please contact Beth F. Levine, our Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary at (212) 584-5740.

We look forward to seeing you at the 2008 Annual Meeting.

Sincerely,

/s/ Michael S. Weiss
Michael S. Weiss Chairman and Chief Executive Officer

April [__], 2008
New York, New York

(KERYX LOGO)

KERYX BIOPHARMACEUTICALS, INC.
750 Lexington Avenue
New York, New York 10022

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

The 2008 Annual Meeting of Stockholders of Keryx Biopharmaceuticals, Inc. will be held at the offices of our legal counsel, Alston & Bird LLP, located at 90 Park Avenue, New York, New York 10016, on Tuesday, June 17, 2008, at 10:00 a.m., local time. At the meeting, stockholders will consider and act on the following items:

1. The election of seven directors to our Board of Directors for a term of one year;

2. An amendment to our Certificate of Incorporation to permit our Board of Directors to issue series of preferred stock; and

3.  The transaction of any other business that may properly come before the 2008 Annual Meeting or any adjournment of the 2008 Annual Meeting.

Only those stockholders of record as of the close of business on April 21, 2008, are entitled to vote at the 2008 Annual Meeting or any postponements or adjournments thereof. A complete list of stockholders entitled to vote at the 2008 Annual Meeting will be available for your inspection beginning June 6, 2008, at our offices located at 750 Lexington Avenue, New York, New York 10022, between the hours of 10:00 a.m. and 5:00 p.m., local time, each business day.

YOUR VOTE IS IMPORTANT!

Instructions on how to vote your shares via the Internet are contained on the “Notice of Internet Availability of Proxy Materials,” which was mailed on or about April [__], 2008. Instructions on how to obtain a paper copy of our proxy statement and annual report to stockholders for the year ended December 31, 2007 are listed on the “Notice of Internet Availability of Proxy Materials.” These materials can also be viewed online by following the instructions listed on the “Notice of Internet Availability of Proxy Materials.”

If you received a paper copy of our proxy statement and annual report, you may vote your shares by completing and returning the enclosed proxy card.

Submitting your proxy does not affect your right to vote in person if you decide to attend the 2008 Annual Meeting. You are urged to submit your proxy as soon as possible, regardless of whether or not you expect to attend the 2008 Annual Meeting. You may revoke your proxy at any time before it is exercised at the 2008 Annual Meeting by (i) delivering written notice to our Corporate Secretary, Beth F. Levine, at our address above, (ii) submitting a later dated proxy card or voting again via the Internet as described in the “Notice of Internet Availability of Proxy Materials,” or (iii) attending the 2008 Annual Meeting and voting in person. No revocation under (i) or (ii) will be effective unless written notice or the proxy card is received by our Corporate Secretary at or before the 2008 Annual Meeting.

When you submit your proxy, you authorize Michael S. Weiss and Beth F. Levine to vote your shares at the 2008 Annual Meeting and on any adjournments of the 2008 Annual Meeting in accordance with your instructions.

By Order of the Board of Directors,

/s/ Beth F. Levine
Beth F. Levine Corporate Secretary

April [__], 2008
New York, New York

KERYX BIOPHARMACEUTICALS, INC.
750 Lexington Avenue
New York, New York 10022
Phone: (212) 531-5965
Fax: (212) 531-5961

PROXY STATEMENT

This Proxy Statement and the accompanying proxy card are being made available via Internet access, beginning on or about April , 2008, to the owners of shares of common stock of Keryx Biopharmaceuticals, Inc. (the “Company,” “our,” “we,” or “Keryx”) as of April 21, 2008, in connection with the solicitation of proxies by our Board of Directors for our 2008 Annual Meeting of Stockholders (the “Annual Meeting”). On our about April [__], 2008 we sent a “Notice of Internet Availability of Proxy Materials” to our stockholders. If you received this notice by mail, you will not automatically receive by mail our proxy statement and annual report to stockholders for the year ended December 31, 2007. If you would like to receive a printed copy of our proxy statement, annual report and proxy card, please follow the instructions for requesting such materials in the notice. Upon request, we will promptly mail you paper copies of such materials free of charge.

The Annual Meeting will take place at the offices of our legal counsel, Alston & Bird LLP, located at 90 Park Avenue, New York, New York 10016 on Tuesday, June 17, 2008, at 10:00 a.m., local time. Our Board of Directors encourages you to read this document thoroughly and take this opportunity to vote, via proxy, on the matters to be decided at the Annual Meeting. As discussed below, you may revoke your proxy at any time before your shares are voted at the Annual Meeting.

Table of Contents

Proxy Statement
Questions and Answers	1
Why did I receive a “Notice of Internet Availability of Proxy Materials?”	1
What is the purpose of the Annual Meeting?	1
Who is entitled to vote at our Annual Meeting?	1
How do I vote?	1
What is a proxy?	1
How will my shares be voted if I vote by proxy?	1
How do I revoke my proxy?	2
Is my vote confidential?	2
How are votes counted?	2
What constitutes a quorum at the Annual Meeting?	2
What vote is required to elect our directors for a one-year term?	2
What vote is required to amend our Certificate of Incorporation?	3
What percentage of our outstanding common stock do our directors and executive officers own?	3
Who is our independent public accountant? Will they be represented at the Annual Meeting?	3
How can I obtain a copy of our annual report on Form 10-K?	3
Corporate Governance	4
Our Board of Directors	4
Communicating with the Board of Directors	6
Audit Committee	6
Compensation Committee	6
Nominating Process	7
Code of Ethics	7
Independent Registered Public Accounting Firm Fees and Other Matters	8
Audit Fees	8
Audit-Related Fees	8
Tax Fees	8
All Other Fees	8
Pre-Approval of Services	8
Report of the Audit Committee	9
Our Executive Officers	10
Executive Officers	10
Employment Agreements	10
Compensation Discussion and Analysis	12
Executive Compensation	18
Report of the Compensation Committee	30
Compensation Committee Interlocks and Insider Participation	31
Section 16(a) Beneficial Ownership Reporting Compliance	32
Related-Person Transactions	33
Stock Ownership of Our Directors, Executive Officers, and 5% Beneficial Owners	34
Proposal One: Election of Directors; Nominees	36
Proposal Two: Amendment to our Certificate of Incorporation	37
Additional Information	38
Householding of Annual Meeting Materials	38
Stockholder Proposals for Our 2009 Annual Meeting	38
Other Matters	38
Solicitation of Proxies	38
Incorporation of Information by Reference	38
Exhibit A - Amendment to Certificate of Incorporation	A-1

i

QUESTIONS AND ANSWERS

Q. Why did I receive a “Notice of Internet Availability of Proxy Materials?”

A.
In accordance with new Securities and Exchange Commission rules, instead of mailing a printed copy of our  proxy materials, we may now send a “Notice of Internet Availability of Proxy Materials” to stockholders. All  stockholders will have the ability to access the proxy materials on a website referred to in the notice or to  request a printed set of these materials at no charge. You will not receive a printed copy of the proxy materials  unless you specifically request one. Instead, the notice instructs you as to how you may access and review all of  the important information contained in the proxy materials via the Internet and submit your vote via the Internet.

Q. What is the purpose of the Annual Meeting?

A.
At the Annual Meeting, our stockholders will act upon the matters outlined in the Notice of 2008 Annual Meeting of Stockholders accompanying this Proxy Statement, including (i) the election of seven directors to our Board of Directors for a term of one year, (ii) the approval of an amendment to our Certificate of Incorporation, and (iii) the transaction of any other business that may properly come before the 2008 Annual Meeting or any adjournment thereof.

Q. Who is entitled to vote at our Annual Meeting?

A.
The record holders of our common stock at the close of business on the record date, April 21, 2008, may vote at the Annual Meeting. Each share of our common stock is entitled to one vote. There were [43,696,153] shares of common stock outstanding on the record date and entitled to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting, including the address of and number of shares held by each stockholder of record, will be available for your inspection beginning June 6, 2008, at our offices located at 750 Lexington Avenue, New York, New York 10022, between the hours of 10:00 a.m. and 5:00 p.m., local time, each business day.

Q. How do I vote?

A.	You may vote in person at the Annual Meeting or via Internet as directed in our “Notice of Internet Availability of Proxy Materials.”

Q. What is a proxy?

A.
A proxy is a person you appoint to vote your shares on your behalf. If you are unable to attend the Annual Meeting, our Board of Directors is seeking your appointment of a proxy so that your shares of common stock may be voted. If you vote by proxy, you will be designating Michael S. Weiss, our Chairman and Chief Executive Officer, and Beth F. Levine, our Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary as your proxies. They may act on your behalf and have the authority to appoint a substitute to act as your proxy.

Q. How will my shares be voted if I vote by proxy?

A.
Your proxy will be voted according to the instructions you provide. If you complete and submit your proxy but do not otherwise provide instructions on how to vote your shares, your shares will be voted “FOR” the individuals nominated to serve as members of our Board of Directors and “FOR” the proposed amendment to our Certificate of Incorporation. Presently, our Board of Directors does not know of any other matter that may come before the Annual Meeting. However, your proxies are authorized to vote on your behalf, using their discretion, on any other business that properly comes before the Annual Meeting.

Q. How do I revoke my proxy?

A. You may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

•	delivering written notice to our Corporate Secretary, Beth F. Levine, at our address above;

•	submitting a later dated proxy card or voting again via the Internet as described in the “Notice of Internet Availability of Proxy Materials”; or

•	attending the 2008 Annual Meeting and voting in person.

Q. Is my vote confidential?

A. Yes. All votes remain confidential, unless you indicate otherwise.

Q. How are votes counted?

A.
Before the Annual Meeting, our Board of Directors will appoint one or more inspectors of election for the meeting. The inspector(s) will determine the number of shares represented at the meeting, the existence of a quorum and the validity and effect of proxies. The inspector(s) will also receive, count, and tabulate ballots and votes and determine the results of the voting on each matter that comes before the Annual Meeting.

Abstentions and votes withheld, and shares represented by proxies reflecting abstentions or votes withheld, will be treated as present for purposes of determining the existence of a quorum at the Annual Meeting. They will not be considered as votes “for” or “against” any matter for which the stockholder has indicated their intention to abstain or withhold their vote. Broker or nominee non-votes, which occur when shares held in “street name” by brokers or nominees who indicate that they do not have discretionary authority to vote on a particular matter, will not be considered as votes “for” or “against” that particular matter. Broker and nominee non-votes will be treated as present for purposes of determining the existence of a quorum, and may be entitled to vote on certain matters at the Annual Meeting.

Q. What constitutes a quorum at the Annual Meeting?

A.
In accordance with Delaware law (the law under which we are incorporated) and our amended and restated bylaws, the presence at the Annual Meeting, by proxy or in person, of the holders of a majority of the shares of our common stock outstanding on the record date constitutes a quorum, thereby permitting the stockholders to conduct business at the Annual Meeting. Abstentions, votes withheld, and broker or nominee non-votes will be included in the calculation of the number of shares considered present at the Annual Meeting for purposes of determining the existence of a quorum.

If a quorum is not present at the Annual Meeting, a majority of the stockholders present in person and by proxy may adjourn the meeting to another date. If an adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting by our Board of Directors, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the adjourned meeting. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the originally called meeting.

Q. What vote is required to elect our directors for a one-year term?

A.
The affirmative vote of a plurality of the votes of the shares present, in person or by proxy, at the Annual Meeting is required for the election of each of the nominees for director. “Plurality” means that the nominees receiving the largest number of votes up to the number of directors to be elected at the Annual Meeting will be duly elected as directors. Abstentions, votes withheld, and broker or nominee non-votes will not affect the outcome of director elections.

Q. What vote is required to amend our Certificate of Incorporation?

A.
The affirmative vote of a majority of our common stock outstanding is required to approve the amendment to  our Certificate of Incorporation to permit our Board of Directors to issue series of preferred stock. The effect of  an abstention or a broker non-vote is the same as that of a vote against the proposal.

Q. What percentage of our outstanding common stock do our directors and executive officers own?

A.
As of April 17, 2008, our directors and executive officers owned, or have the right to acquire, approximately 11.7% of our outstanding common stock. See the discussion under the heading “Stock Ownership of Our Directors, Executive Officers, and 5% Beneficial Owners” on page 34 for more details.

Q. Who is our independent public accountant? Will they be represented at the Annual Meeting?

A.
KPMG LLP, our current independent registered public accounting firm, has served as our independent registered public accounting firm since 1996. The Audit Committee of our Board of Directors has not approved the retention of KPMG LLP to audit our financial statements for the year ending December 31, 2008, since the terms of their engagement have yet to be provided and reviewed. As such, our Board of Directors is not asking the stockholders to ratify KPMG LLP as our independent registered public accounting firm. We expect a representative of KPMG LLP to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be available to answer your questions.

Q. How can I obtain a copy of our annual report on Form 10-K?

A.
WE HAVE FILED OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2007, WITH THE SECURITIES AND EXCHANGE COMMISSION, OR THE SEC. THE ANNUAL REPORT ON FORM 10-K IS ALSO INCLUDED IN THE 2007 ANNUAL REPORT TO STOCKHOLDERS. YOU MAY OBTAIN, FREE OF CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND EXHIBITS, BY WRITING TO OUR CORPORATE SECRETARY, BETH F. LEVINE, OR BY E-MAIL AT INFO@KERYX.COM. UPON REQUEST, WE WILL ALSO FURNISH ANY EXHIBITS TO THE ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SEC.

CORPORATE GOVERNANCE

Our Board of Directors

Our amended and restated bylaws provide that the Board of Directors shall consist of one or more members, as determined from time to time by resolution of the Board of Directors. Currently, our Board of Directors consists of eight members and will be reduced to seven members following our Annual Meeting. The following individuals are being nominated to serve on our Board of Directors (See “Proposal 1 - Election of Directors; Nominees”):

Name	Age	Position	Director Since
Michael S. Weiss	42	Chairman of the Board; Chief Executive Officer	2002
Kevin J. Cameron.	39	Director	2007
Wyche Fowler, Jr.	67	Director	2006
Malcolm Hoenlein	64	Director	2001
Jack Kaye	64	Director	2006
Eric Rose, M.D.	56	Director	2004
Michael P. Tarnok.	53	Director	2007

The following biographies set forth the names of our director nominees, their ages, the year in which they first became directors, their positions with us, their principal occupations and employers for at least the past five years, any other directorships held by them in companies that are subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940, as well as additional information. There is no family relationship between and among any of our executive officers or directors. There are no arrangements or understandings between any of our executive officers or directors and any other person pursuant to which any of them are elected an officer or director.

Michael S. Weiss, 42, has served as our Chairman and Chief Executive Officer since December 2002. From March 1999 to December 2002, Mr. Weiss served as Chief Executive Officer and Chairman, and later as the Executive Chairman, of ACCESS Oncology, Inc. a private biotechnology company that we acquired in February 2004. Previously Mr. Weiss served as Senior Managing Director of Paramount Capital, Inc., a broker-dealer registered with Financial Industry Regulatory Authority. Mr. Weiss currently serves as Chairman of the Board of Directors of XTL Biopharmaceuticals Ltd., a position he has held since 2005. Mr. Weiss received a J.D. from Columbia Law School and a B.A. from the State University of New York at Albany.

Kevin J. Cameron, 39, has served on our Board of Directors since April 2007. Mr. Cameron has more than ten years of corporate governance and strategy experience. In 2003, Mr. Cameron co-founded and currently serves as Chairman of the Policy Advisory Board of Glass Lewis & Company, a leading independent research firm focused on issues of corporate governance. From 2001 to 2002, Mr. Cameron handled corporate affairs for Moxi Digital, a technology venture focused on digital entertainment. From 1997 to 2001, he was employed by NorthPoint Communications, a publicly-traded broadband telecommunications company. Prior to 1997, Mr. Cameron was an attorney with the corporate law firm of Kellogg, Huber, Hansen, Todd & Evans in Washington D.C. and served as a law clerk to the Hon. James L. Buckley of the United States Court of Appeals for the District of Columbia Circuit. Mr. Cameron earned a law degree from the University of Chicago and an undergraduate degree from McGill University.

Wyche Fowler, Jr., 67, has served on our Board of Directors since November 2006. Senator Fowler served for 16 years in the United States Congress representing the state of Georgia, including service in the United States Senate from 1987 to 1993, where he served as assistant floor leader, helping build a bipartisan consensus for major public policy issues. During his Senate service, Senator Fowler was a member of the Senate Appropriations, Budget, Energy and Agriculture Committees. First elected to the United States House of Representatives in 1977 and serving there until 1987, he was a member of the House Ways and Means and Foreign Affairs Committees, as well as the Select Committee on Intelligence. Following his service as a Senator, Senator Fowler served as the U.S. Ambassador to the Kingdom of Saudi Arabia from 1996 through 2006. Senator Fowler received his B.A. in English from Davidson College, a J.D. from Emory University and honorary degrees from Hofstra University, Davidson College and Morris Brown College. Prior to his election to Congress, he practiced law in Atlanta, Georgia for eight years. He is currently engaged in an international business and law practice and serves as Chairman of the Board of the Middle East Institute, a non-profit research foundation in Washington, D.C.

Malcolm Hoenlein, 64, has served on our Board of Directors since January 2001. Mr. Hoenlein currently serves as the Executive Vice Chairman of the Conference of Presidents of Major American Jewish Organizations, a position he has held since 1986. He also serves as a director of Bank Leumi. Mr. Hoenlein received his B.A. from Temple University and his M.A. from the University of Pennsylvania.

Jack Kaye, 64, has served on our Board of Directors since September 2006. Mr. Kaye began his career at Deloitte & Touche, LLP, an international accounting, tax and consulting firm, in 1970, and was a partner in the firm from 1978 until May 2006, when he retired. At Deloitte, Mr. Kaye was responsible for serving a diverse client base of public and private, global and domestic, companies in a variety of industries. Mr. Kaye has extensive experience consulting with clients on accounting and reporting matters, private and public debt financings, SEC rules and regulations and corporate governance/Sarbanes-Oxley issues. In addition, he has served as Deloitte’s Tri-state liaison with the banking and finance community and assisted clients with numerous merger and acquisition transactions. Most recently, Mr. Kaye served as Partner-in-Charge of Deloitte’s Tri-State Core Client practice, a position he held for more than twenty years. Mr. Kaye also serves on the board of directors of Balboa Biosciences, Inc., a privately owned biotech company. Mr. Kaye earned a B.B.A. from Baruch College and is a Certified Public Accountant.

Eric Rose, M.D., 56, has served on our Board of Directors since August 2004. Dr. Rose is on leave as the director of surgical services and Surgeon-in-Chief at Columbia-Presbyterian Medical Center of New York-Presbyterian Hospital, a position he has held since 1994. He currently serves as the Chief Executive Officer and Chairman of SIGA Technologies, a publicly traded biotechnology company, and as Executive Vice President for Life Sciences at MacAndrews and Forbes, Inc. From 1982 through 1992, he led the Columbia-Presbyterian heart transplantation program. Dr. Rose holds numerous academic and hospital posts, including Chairman of the Department of Surgery and Morris and Rose Milstein/Johnson & Johnson Professor of Surgery at Columbia University College of Physicians & Surgeons, where he is also the Associate Dean of Translational Research. Dr. Rose is also the co-founder of several biotechnology companies in the cardio-renal area, including Nephros, Inc., a publicly traded company, for which he serves as the lead director, and Trans Tech Pharma, where he serves as Vice Chairman. Dr. Rose received his bachelor’s degree from Columbia College and his medical degree from Columbia University College of Physicians and Surgeons. His postgraduate training was in general surgery and cardiothoracic surgery at the Columbia Presbyterian Medical Center.

Michael P. Tarnok, 53, has served on our Board of Directors since September 2007. A seasoned finance and operational executive, Mr. Tarnok joined the Board with extensive pharmaceutical industry experience in a wide range of functional areas. Mr. Tarnok spent the majority of his career at Pfizer Inc., which he joined in 1989 as Finance Director - US Manufacturing, and from 2000-2007, served as Senior Vice President, Finance in Pfizer’s US Pharmaceuticals Division. In this position, Mr. Tarnok handled all finance responsibilities for the division, including contracting, trade management, forecasting of significant product launches and Sarbanes-Oxley compliance.  Prior to joining Pfizer, Mr. Tarnok worked primarily in financial disciplines for ITT Rayonier, Inc., Celanese Corporation and Olivetti Corporation of America. Mr. Tarnok earned an M.B.A. in Marketing from New York University and B.S. in Accounting from St. John’s University.

The corporate governance standards adopted by the Nasdaq Global Market, or Nasdaq, require that a majority of the members of our Board of Directors be “independent” as Nasdaq defines that term. Additionally, the Nasdaq rules require our Board of Directors to make an affirmative determination as to the independence of each director. Consistent with these rules, our Board of Directors undertook its annual review of director independence on March 26, 2008. During the review, our Board of Directors considered relationships and transactions during 2008 and during the past three fiscal years between each director or any member of his immediate family, on the one hand, and our company and our subsidiaries and affiliates, on the other hand. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. Based on this review, our Board of Directors determined that Malcolm Hoenlein, Eric Rose, Jack Kaye, Kevin Cameron, Michael Tarnok and Wyche Fowler, Jr. are independent under the criteria established by Nasdaq and by our Board of Directors. Our independent directors met one time during 2007 in a session in which only the independent directors participated.

During 2007, our Board of Directors held six meetings. During 2007, each incumbent director standing for election attended at least 75% of the meetings of the Board of Directors and the meetings of those committees on which each incumbent director served, in each case during the period that such person was a director. The permanent committees established by our Board of Directors are the Audit Committee and the Compensation Committee, descriptions of which are set forth in more detail below. Our directors are expected to attend each annual meeting of stockholders, and it is our expectation that all of the directors standing for election will attend this year’s Annual Meeting. Last year, three of our directors attended the 2007 Annual Meeting of Stockholders.

Communicating with the Board of Directors

Our Board of Directors has established a process by which stockholders can send communications to the Board of Directors. You may communicate with the Board of Directors as a group, or to specific directors, by writing to Beth F. Levine, our Corporate Secretary, at our offices located at 750 Lexington Avenue, New York, New York 10022. The Corporate Secretary will review all such correspondence and regularly forward to the Board of Directors a summary of all correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board of Directors or committees thereof or that she otherwise determines requires their attention. Directors may at any time review a log of all correspondence we receive that is addressed to members of our Board of Directors and request copies of any such correspondence. Concerns relating to accounting, internal controls, or auditing matters may be communicated in this manner, or may be submitted on an anonymous basis via e-mail at info@keryx.com. These concerns will be immediately brought to the attention of our Audit Committee and handled in accordance with procedures established by our Audit Committee.

Audit Committee

The Audit Committee held seven meetings during the fiscal year ended December 31, 2007, and took one action by unanimous written consent. The Audit Committee currently consists of Jack Kaye, Kevin Cameron, and Michael Tarnok. The duties and responsibilities of the Audit Committee are set forth in the Amended and Restated Charter of the Audit Committee which was recently reviewed by our Board of Directors. Our Board of Directors determined that no revisions needed to be made to the charter. A copy of the Amended and Restated Charter of the Audit Committee is available on our website, located at www.keryx.com. Among other things, the duties and responsibilities of the Audit Committee include reviewing and monitoring our financial statements and internal accounting procedures, the selection of our independent registered public accounting firm and consulting with and reviewing the services provided by our independent registered public accounting firm. Our Audit Committee has sole discretion over the retention, compensation, evaluation and oversight of our independent registered public accounting firm.

The SEC and Nasdaq have established rules and regulations regarding the composition of audit committees and the qualifications of audit committee members. Our Board of Directors has examined the composition of our Audit Committee and the qualifications of our Audit Committee members in light of the current rules and regulations governing audit committees. Based upon this examination, our Board of Directors has determined that each member of our Audit Committee is independent and is otherwise qualified to be a member of our Audit Committee in accordance with the rules of the SEC and Nasdaq.

Additionally, the SEC requires that at least one member of the Audit Committee have a certain level of financial and accounting sophistication. Such a person is known as the “audit committee financial expert” under the SEC’s rules. Our Board of Directors has determined that Mr. Kaye is an “audit committee financial expert,” as the SEC defines that term, and is an independent member of our Board of Directors and our Audit Committee. Please see Mr. Kaye’s biography on page 5 for a description of his relevant experience.

The report of the Audit Committee can be found on page 9 of this Proxy Statement.

Compensation Committee

The Compensation Committee held seven meetings during the fiscal year ended December 31, 2007. The Compensation Committee currently consists of Kevin Cameron, Wyche Fowler, Jr. and Malcolm Hoenlein. The duties and responsibilities of the Compensation Committee are set forth in the Charter of the Compensation Committee. A copy of the Charter of the Compensation Committee is available on our website, located at www.keryx.com. Among other things, the duties and responsibilities of the Compensation Committee include determining the overall compensation of the Chief Executive Officer and our other executive officers, reviewing and discussing with the our management the Compensation Discussion and Analysis included in this proxy statement, and administering all executive compensation programs, including, but not limited to, our incentive and equity-based plans.

Nasdaq has established rules and regulations regarding the composition of compensation committees and the qualifications of compensation committee members. Our Board of Directors has examined the composition of our Compensation Committee and the qualifications of our Compensation Committee members in light of the current rules and regulations governing compensation committees. Based upon this examination, our Board of Directors has determined that each member of our Compensation Committee is independent and is otherwise qualified to be a member of our Compensation Committee in accordance with such rules.

The report of the Compensation Committee can be found on page 30 of this Proxy Statement.

Nominating Process

We do not currently have a nominating committee or any other committee serving a similar function. Director nominations are approved by a vote of a majority of our independent directors as required under both SEC and Nasdaq rules and regulations. Although we do not have a written charter in place to select director nominees, our Board of Directors has adopted resolutions regarding the director nomination process. Our policy describing our director nomination process is available on our website, located at www.keryx.com. We believe that the current process in place functions to select director nominees who will be valuable members of our Board of Directors.

Our independent directors identify potential nominees to serve as a director through a variety of business contacts, including current executive officers, directors, community leaders and stockholders. The independent directors may, to the extent they deem appropriate, retain a professional search firm and other advisors to identify potential nominees.

Our independent directors will also consider candidates recommended by stockholders for nomination to our Board of Directors. A stockholder who wishes to recommend a candidate for nomination to our Board of Directors must submit such recommendation to our Corporate Secretary, Beth F. Levine, at our offices located at 750 Lexington Avenue, New York, New York 10022. Any recommendation must be received not less than 60 calendar days nor more than 90 calendar days before the anniversary date of the previous year’s annual meeting. All stockholder recommendations of candidates for nomination for election to our Board of Directors must be in writing and must set forth the following: (i) the candidate’s name, age, business address, and other contact information, (ii) the number of shares of Keryx common stock beneficially owned by the candidate, (iii) a complete description of the candidate’s qualifications, experience, background and affiliations, as would be required to be disclosed in the Proxy Statement pursuant to Schedule 14A under the Exchange Act, (iv) a sworn or certified statement by the candidate in which he or she consents to being named in the Proxy Statement as a nominee and to serve as director if elected, and (v) the name and address of the stockholder(s) of record making such a recommendation.

Our independent directors evaluate all candidates to our Board of Directors by reviewing their biographical information and qualifications. If the independent directors determine that a candidate is qualified to serve on our Board of Directors, such candidate is interviewed by at least one of the independent directors and our Chief Executive Officer. Members of the Board also have an opportunity to interview qualified candidates. The independent directors then determine, based on the background information and the information obtained in the interviews, whether to recommend to the Board of Directors that the candidate be nominated for approval by the stockholders to fill a directorship. With respect to an incumbent director whom the independent directors are considering as a potential nominee for re-election, the independent directors review and consider the incumbent director’s service during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Board of Directors. The manner in which the independent directors evaluate a potential nominee will not differ based on whether the candidate is recommended by our directors or stockholders.

We consider the following qualifications, among others, when making a determination as to whether a person should be nominated to our Board of Directors: the independence of the director nominee; the nominees’ character and integrity, financial literacy, level of education and business experience; whether the nominee has sufficient time to devote to our Board of Directors; and the nominee’s commitment to represent the long-term interests of our stockholders.

Code of Ethics

We have adopted a Code of Conduct and Ethics, or the Code, that applies to all of our directors and employees, including our chief executive officer and principal financial officer. The Code includes guidelines dealing with the ethical handling of conflicts of interest, compliance with federal and state laws, financial reporting, and our proprietary information. The Code also contains procedures for dealing with and reporting violations of the Code. We have posted our Code of Conduct and Ethics on our website, located at www.keryx.com.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS

KPMG LLP has audited our financial statements since 1996. Our Audit Committee has not approved the retention of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008, since the terms of their engagement have yet to be provided and reviewed. As such, our Board of Directors is not asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm.

We expect a representative of KPMG LLP to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be available to answer your questions.

The Audit Committee has reviewed the fees described below and concluded that the payment of such fees is compatible with maintaining KPMG’s independence. All proposed engagements of KPMG, whether for audit services, audit-related services, tax services, or permissible non-audit services, are pre-approved by our Audit Committee.

Audit Fees

During the fiscal years ended December 31, 2006 and December 31, 2007, KPMG billed us an aggregate of approximately $485,000 and $328,000, respectively, in fees for the professional services rendered in connection with the audits of our annual financial statements included in our Annual Reports on Form 10-K for those two fiscal years, the review of our financial statements included in our Quarterly Reports on Form 10-Q during those two fiscal years, and our registration statement filings.

Audit-Related Fees

During the fiscal years ended December 31, 2006 and December 31, 2007, KPMG billed us an aggregate of approximately $13,900 and $0, respectively, in fees for audit-related services reasonably related to the performance of the audits and reviews for those two fiscal years, in addition to the fees described above under the heading “Audit Fees.”

Tax Fees

During the fiscal years ended December 31, 2006 and December 31, 2007, KPMG billed us an aggregate of approximately $47,900 and $133,500, respectively, for professional services rendered for tax compliance, tax advice, and tax planning services. These professional services consisted of general consultation from time to time regarding compliance with and planning for federal, state, local, and international tax matters, as well services related to the Internal Revenue Service’s examination of our U.S. Federal income tax returns for tax years 2004, 2005 and 2006.

All Other Fees

During the fiscal years ended December 31, 2006 and December 31, 2007, we were not billed by KPMG for any fees for services, other than those described above, rendered to us and our affiliates for those two fiscal years.

Pre-Approval of Services

Our Audit Committee has established a policy setting forth the procedures under which services provided by our independent registered public accounting firm will be pre-approved by our Audit Committee. The potential services that might be provided by our independent registered public accounting firm fall into two categories:

•
Services that are permitted, including the audit of our annual financial statements, the review of our quarterly financial statements, related attestations, benefit plan audits and similar audit reports, financial and other due diligence on acquisitions, and federal, state, and non-US tax services; and

•
Services that may be permitted, subject to individual pre-approval, including compliance and internal-control reviews, indirect tax services such as transfer pricing and customs and duties, and forensic auditing.

Services that our independent registered public accounting firm may not legally provide include such services as bookkeeping, certain human resources services, internal audit outsourcing, and investment or investment banking advice.

All proposed engagements of our independent registered public accounting firm, whether for audit services or permissible non-audit services, are pre-approved by the Audit Committee. We jointly prepare a schedule with our independent registered public accounting firm that outlines services that we reasonably expect we will need from our independent registered public accounting firm, and categorize them according to the classifications described above. Each service identified is reviewed and approved or rejected by the Audit Committee.

REPORT OF AUDIT COMMITTEE

In monitoring the preparation of our financial statements, the Audit Committee met with both management and our independent registered public accounting firm to review and discuss all financial statements prior to their issuance and to discuss any and all significant accounting issues. Management and our independent registered public accounting firm advised the Audit Committee that each of the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee’s review included a discussion of the matters required to be discussed pursuant to the Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, or SAS 61. SAS 61 requires our independent registered public accounting firm to discuss with the Audit Committee, among other things, the following:

•	Methods used to account for significant or unusual transactions;

•	The effect of any accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•
The process used by management to formulate sensitive accounting estimates and the basis for the independent registered public accounting firm’s conclusion regarding the reasonableness of any such estimates; and

•	Any disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures necessary in the financial statements.

The Audit Committee has discussed the independence of KPMG, our independent registered public accounting firm, including the written disclosures made by KPMG to the Audit Committee, as required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” Independence Standards Board Standard No. 1 requires the independent registered public accounting firm to (i) disclose in writing all relationships that, in the independent registered public accounting firm’s professional opinion, may reasonably be thought to bear on independence, (ii) confirm their perceived independence, and (iii) engage in a discussion of independence with the Audit Committee.

Finally, the Audit Committee continues to monitor the scope and adequacy of our internal controls and other procedures, including any and all proposals for adequate staffing and for strengthening internal procedures and controls where appropriate and necessary.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that it approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the SEC.

The Audit Committee reviewed its written charter previously adopted by our Board of Directors. Following this review, the Audit Committee determined that no changes needed to be made with respect to the Audit Committee charter.

By the Audit Committee of the Board of Directors

Jack Kaye, Chairperson Kevin J. Cameron Michael Tarnok

OUR EXECUTIVE OFFICERS

Executive Officers

Our current executive officers are as follows:

Name	Age	Position
Michael S. Weiss	42	Chairman and Chief Executive Officer
Beth F. Levine.	44	Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary

No executive officer is related by blood, marriage or adoption to any other director or executive officer. The biography of Mr. Weiss is presented in connection with “Corporate Governance” beginning on page 4 of this Proxy Statement.

Beth F. Levine, 44, has served as our Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary since April 2007. Ms. Levine previously served in various positions in the Legal Division of Pfizer Inc. between 1994 and 2007. Most recently, Ms. Levine served as General Counsel - U.S. Pharmaceuticals, where she was chief counsel responsible for the legal affairs of Pfizer’s U.S. Pharmaceuticals division. From 2000 through 2003, Ms. Levine served as Assistant General Counsel - Pfizer Consumer Group, where she was chief counsel responsible for the consumer group’s global legal affairs. Prior to working at Pfizer, Ms. Levine was a litigation associate at the law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP. Ms. Levine received a J.D. from Fordham Law School and a B.S. from Cornell University.

Employment Agreements

The following is a summary of our employment agreements with our named executive officers:

Michael S. Weiss

We entered into an employment agreement with Michael S. Weiss on December 23, 2002, to serve as our Chairman and Chief Executive Officer. Under the agreement, Mr. Weiss’ initial base salary was $250,000, with annual salary increases to be determined by the Compensation Committee, in their sole discretion. Mr. Weiss is also eligible to receive an annual bonus of up to 100% of his base salary if certain corporate goals and objectives set by the Board of Directors are met to the satisfaction of the Board of Directors.

In order to induce Mr. Weiss to enter into an employment agreement with Keryx, the Compensation Committee granted Mr. Weiss an initial ten-year option to purchase 4,050,000 shares of our common stock at an exercise price of $1.30 per share (which was the closing price of our common stock on the trading day prior to Mr. Weiss’ first day of employment with Keryx). All 4,050,000 of these options have vested in accordance with Mr. Weiss’ employment agreement.

The Board of Directors may, in its discretion, provide Mr. Weiss with additional annual or special grants of stock options.

In the event of a change of control or a reorganization event, or in the event that we terminate Mr. Weiss’ employment without cause, or as a result of his death or disability, or if he terminates his employment for good reason, the options described above that are unexercisable at the time of such event or termination shall be accelerated per the terms of the agreement. Additionally, the Compensation Committee shall have the discretion to accelerate all or a portion of any unvested options at any time. In addition, in the event of a termination of Mr. Weiss’ employment in anticipation of a change of control or a reorganization event or within 12 months thereafter, provided that Mr. Weiss executes a waiver and release of claims in a form similar to the form attached to his employment agreement, Mr. Weiss shall be entitled to receive a lump sum severance payment promptly upon the expiration of any revocation period contained in such waiver and release (without Mr. Weiss having revoked such waiver and release) equal to the product of (x) one years’ annual gross base salary plus the target bonus for the year in which the termination occurred and (y) 2.

The agreement may be terminated by either party for any reason on 90 days notice. If we terminate Mr. Weiss without cause, or he terminates the agreement for good reason and he signs a waiver and release of any claims against us, he will be entitled to receive a severance payment equal to 12 months of his base salary and a pro-rata payment of the bonus he would have been entitled to had he remained employed by us. In addition, if Mr. Weiss is not re-elected to our Board of Directors at our 2008 Annual Meeting, he will be entitled to terminate this employment agreement for good reason. The agreement also provides that if Mr. Weiss’s employment is terminated because of his death or disability, he or his heirs will be paid his current salary for three months.

Beth F. Levine

We entered into an employment agreement with Beth F. Levine on April 25, 2007, to serve as our Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary. Under this agreement, Ms. Levine’s initial base salary is $300,000, with annual salary increases to be determined in accordance with our corporate policies. Ms. Levine is also eligible to receive an annual bonus of up to 50% of her base salary if certain performance objectives set by our Chief Executive Officer are met. For 2007, Ms. Levine was eligible for the full potential bonus.

In order to induce Ms. Levine to enter into an employment agreement with Keryx, the Compensation Committee granted Ms. Levine an initial ten-year option to purchase 150,000 shares of our common stock at an exercise price equal to $11.02 (which was the closing price of our common stock on the grant date of the options). The options will vest as follows: 37,500 on the one-year anniversary of Ms. Levine’s employment; and 9,375 options every three months after Ms. Levine’s one-year anniversary until the 48th month of employment. Ms. Levine is eligible to receive up to 37,500 additional options on an annual basis. Ms. Levine also received 15,000 shares of restricted stock, which vest as follows: 5,000 shares on the two-year anniversary of Ms. Levine’s employment; 5,000 shares on the three-year anniversary of Ms. Levine’s employment; and 5,000 shares on the four-year anniversary of Ms. Levine’s employment.

If Ms. Levine’s employment is terminated without cause or she resigns for good reason in anticipation of or within 12 months following a change of control which values Keryx in excess of $1.5 billion, then Ms. Levine will be entitled to a lump sum payment of one year’s base salary and any earned and unpaid bonus. If Ms. Levine resigns for good reason or if her employment is terminated without cause, or in the event of a change in control, all of her unvested options and shares of restricted stock will become immediately vested. All outstanding options will remain exercisable until the earlier of (i) two years following such termination, and (ii) for the full term of such options.

In the event Ms. Levine’s employment is terminated due to her death or disability, she will receive her base salary for three months following her last day of employment, and all outstanding options will remain exercisable until the earlier of (i) two years following such termination, and (ii) for the full term of such options.

COMPENSATION DISCUSSION AND ANALYSIS

In the paragraphs that follow, we will give an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our executive officers, and the material factors that we considered in making those decisions. Later in this Proxy Statement under the heading “Executive Compensation” you will find a series of tables containing specific information about the compensation earned or paid in 2007 to the following individuals, whom we refer to as our named executive officers, or NEO’s:

•	Michael S. Weiss, Chairman and Chief Executive Officer;

•	I. Craig Henderson, MD, Former President;

•	Beth Levine, Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary;

•	Mark Stier, Former Vice President and Chief Accounting Officer; and

•	Ronald C. Renaud, Jr., Former Senior Vice President and Chief Financial Officer.

Compensation Philosophy and Objectives

Our compensation programs are designed to motivate our employees to work toward achievement of our corporate mission to create long-term sustained stockholder value by acquiring, developing and commercializing medically important and novel pharmaceutical products for the treatment of life-threatening diseases, including renal disease and cancer. At Keryx, we believe that employees who share our mission, vision and values are critical to our success. Attaining our key business and strategic goals depends on attracting, retaining and motivating quality employees in an exceptionally competitive environment. Our industry is highly scientific, regulated, scrutinized and dynamic, and as a result, Keryx requires employees that are highly educated, dedicated and experienced.

The driving philosophy and objectives behind our executive compensation programs are:

•	to attract and retain outstanding employees;

•	to motivate our employees to achieve our business and strategic goals, both operational and financial;

•	to reflect our “pay-for-performance” culture; and

•	to compete successfully with peer and other companies in our industry for key talent.

In hiring NEO’s, we typically negotiate a pay package in order to attract these individuals to join the company. In so doing, we seek to provide a total compensation package that complements our philosophy and objectives through the three key components of our compensation program — base salaries, cash incentive awards and long-term equity incentive awards, which we determine both individually and in the context of total compensation. We have designed our compensation package to reward both superior company and individual performance. We seek to reward employees for the achievement of short-term and long-term goals. This is critical to our long-term vitality and in line with our long-term investments in drug development and innovation that often are not expected to have near-term results.

Across compensation elements we review information from a group of peer companies to evaluate whether our NEO’s compensation is competitive with that of NEO’s in similar positions at these peer companies and to achieve a balance of incentives to help achieve our performance objectives. We seek to set and maintain base salaries based on updated peer group data at between the median and the bottom 25th percentile of the peer group.

Through annual cash incentive awards and equity-based long-term incentive awards, we tie a substantial portion of total compensation to company and individual performance. Based on the achievement of pre-specified and agreed upon goals and objectives that are important to our long-term objectives, we expect that cash incentive pay should be awarded that will take executive pay up to between the 75th percentile and the highest of the peer group. Thus, the net effect is a lower than industry average base salary, but if performance is superior and goals are achieved, then Keryx executive officers could be at the top percentile of the peer group in terms of total cash compensation. If performance is weak and goals are not achieved, then total compensation will reflect that as well. We believe this approach is consistent with our “pay-for-performance” philosophy.

Initial, annual and special incentive equity grants are utilized to ensure commitment to our long-term objectives and the goal of creating long-term sustainable stockholder value. We believe that initial stock option and/or restricted stock grants for executive officers should be on the high-end relative to the peer group and that annual grants should be up to 25% of the initial grant subject to the achievement of the same corporate goals and objectives that establish annual cash incentive pay. The purpose of this policy is to better align NEO’s interests with those of stockholders by giving them a substantial stake in our success.

In assessing compensation paid for 2007 and setting base salaries for 2008, the peer group of biotechnology companies analyzed for determining compensation for the Chief Executive Officer, consisted of:

Acadia	Geron
Albany Molecular	GTX
Arena	Lexicon
Array	Momenta
Aspen	Neogen
Caraco Pharmaceuticals	NxStage
Cypress	Pain Therapeutics
CytRx	Sequenom
Durect	Third Wave Technologies
Enzon	Xoma Limited

We used Reuter’s market data as of October 26, 2007 to establish a list of biopharmaceutical companies by market capitalization. As of October 26, 2007, our market capitalization was approximately $460 million. We stayed within a range, up and down, of approximately $100 million market capitalization to determine our peer group. Companies were eliminated from the peer group for three reasons:

1)	management changes that made it impossible to gather consistent data;

2)	the peer company was not public either for the full year of 2006 or at all during the year; or

3)	the peer company did not have a proxy statement available.

For purposes of the comparison for the chief accounting officer, general counsel, and research positions, the peer group above was supplemented with additional companies, consisting of Ariad, Nastech and Salix, because not all of the companies within the peer group noted above had compensation disclosures on these functional positions or there were management changes that affected the specific position. In all cases, the peer company stayed within an approximate $100 million range of market capitalization up and down. This resulted in less companies being included in the comparison for the general counsel and president positions.

Elements of Compensation

Our executive compensation program consists of the following components: base salary, cash performance awards and long-term equity awards. In addition, we provide severance and limited benefits and perquisites. No specific formula is used in regard to the allocation of the various elements within our executive compensation program.

In order to maximize the incentive effect of our compensation program, we have structured our performance-based compensation to involve a mix of value opportunities and performance measures; i.e., a portion of the value is formulaic based on actual performance against pre-set goals and objectives (annual non-equity incentive pay and annual stock option grants); a portion of the value is tied to increases in our stock price in alignment with our stockholders (stock options and restricted stock); and a portion of the value is discretionary based on the Compensation Committee’s assessment of both company performance and individual executive’s contribution to such performance (annual cash bonuses).

Base Salary

We offer base salaries, which represent a fixed portion of compensation and vary by position. For 2007, NEOs received base salaries, as compared to our 2007 peer group as follows:
NEO	Base Salary as Compared to 2007 Peer Group
Michael S. Weiss, Chief Executive Officer	Below first quartile
I. Craig Henderson, Former President	Between median and third quartile
Beth F. Levine, General Counsel	Above third quartile
Mark Stier, Former Chief Accounting Officer	Above third quartile
Ronald C. Renaud, Jr., Former Chief Financial Officer (resigned June 2007)	Above third quartile

Our Chairman and Chief Executive Officer recommends annual increases, if any, for the other NEO’s based on each executive’s individual performance during the prior year and overall trends in the marketplace. These recommendations are reviewed, modified if deemed appropriate, and then adopted by the Compensation Committee. We have a company-wide salary increase program that typically offers up to 4% annual salary increases based on individual performance, which is determined based upon subjective evaluations. This does not include salary increases that may be necessitated by promotions or due to competitive threats for such individuals. Our NEO’s are subject to the same salary increase program.

Base salaries for senior executives are set in the first quarter of each year and apply for the entire calendar year (retroactive to the beginning of such calendar year), except in special circumstances, such as when an executive is promoted or receives an increase in responsibilities during that year.

In February 2007, the Compensation Committee granted base salary increases for 2007 of 4% for each of our NEO’s employed at the time, other than our President, who received a base salary increase of 5% in connection with the anticipated signing of a new employment agreement that replaced his expiring employment agreement. The Compensation Committee based these determinations on its review of the analyses described above and the competitiveness of the salary compared to the peer group of companies described in our 2007 Proxy Statement. In making these determinations, the Compensation Committee considered a number of factors, including the peer group analysis and individual performance, which was determined based upon subjective evaluations. Corporate performance is not a direct factor in the design and administration of our base salary programs except insofar as we use the peer group to assess the reasonableness of base salary levels.

Cash Incentive Awards

The objective of our annual cash incentive award program is to reward achievement of our pre-specified corporate goals and objectives for a given year. Accordingly, our annual cash incentive awards are expressly linked to successful achievement of pre-specified annual corporate performance goals and objectives. Among all compensation to NEO’s, annual cash incentive pay provides the most direct link between compensation levels and annual corporate performance. As described above, our philosophy is to set and maintain base salaries based on updated peer group data at between the median and the bottom 25th percentile of the peer group. However, in order to attract talented people and based on their previous salary, this is not always possible. In these cases we take into consideration the full cash payout (including bonus) to ensure the company stays within the purpose of our policy to reward NEO’s for performance. We use our annual cash incentive awards program to reward our senior executives in years in which our performance meets or exceeds our targeted corporate goals and objectives to raise their level of cash compensation to between the top quartile and the highest of the peer group.

Our annual cash incentive pay program for our NEO’s is the same program as for our other senior executives. The Compensation Committee determines the annual cash incentive awards payable to our NEO’s, which typically are paid in March of the year following the year in which such compensation is earned. Our annual cash incentive awards are reported in the “Summary Compensation Table” as non-equity incentive plan compensation.

To further support our “pay for performance” philosophy, in addition to annual cash incentive pay, we may offer milestone-based cash incentive pay, which we believe adds an additional level of focus on long-term goals and objectives for our NEO’s. These milestone-based cash incentive payments set long-term goals and objectives (versus annual) as the basis for earning cash incentive payments.

Overall Cash Incentive Pay Pool Funding: The total amount of our annual cash incentive pay pool for any given year is the sum of each individual’s salary multiplied by the percentage of salary which that individual is eligible to receive based on performance. For most employees, a component of their cash incentive percentage will be based on corporate performance and a component based on individual performance. At the lowest level, employees will only have an individual component. At the NEO level, for purposes of the determination of the annual cash incentive, it is based solely on corporate performance.

In 2007, the NEO’s were eligible to earn an annual cash incentive equal to:

•	Chief Executive Officer - 100% of Base Salary

•	Former President - 50% of Base Salary

•	General Counsel - 50% of Base Salary

•	Former Chief Accounting Officer - 50% of Base Salary

•	Former Chief Financial Officer - 50% of Base Salary

Performance pay is composed of two parts — Annual Cash Incentive Program (ACIP) pool and an incremental bonus pool. The ACIP pool is linked to performance of specific annual corporate goals and objectives. The incremental bonus pool is reserved for outstanding individual achievement. For example, in 2007, Ms. Levine received a special bonus in the amount of $65,000. The Compensation Committee approved this special bonus in recognition of Ms. Levine’s contributions in the Company’s licensing arrangement with JT/Torii.

Corporate performance goals: Each year, management delivers to the Board of Directors a set of goals and objectives for that year, which management believes are essential to the achievement of the Company’s mission and long-term goals and objectives. The Board of Directors reviews and discusses the corporate goals and objectives. At each meeting during the year, the progress towards the achievement of the pre-set goals and objectives are reviewed by the Board of Directors. The Compensation Committee approves the goals and objectives, making changes to the management proposal as it deems appropriate. Our performance on these goals determines the amount of funds available in the ACIP pool and the amount of the pool that will be paid to eligible employees, including NEO’s. At the end of each year, both the Compensation Committee and the Board, together with management, review the Company’s performance versus the plan.

For fiscal year 2007, the corporate performance goals and objectives linked to the ACIP pool were in the following categories (weighting as indicated below):

•  Clinical goals related to Sulonex (weighted 35%)

•  Clinical goals related to our oncology products (weighted 50%)

•  Supply and manufacturing goals related to Sulonex (weighted 25%)

•  Corporate / financial goals, including capital raising (weighted 20%)

Depending on the year and the number of reach goals that are designated, the corporate performance goal weightings to establish the potential ACIP pool can range from 100% to 150%. The total maximum potential weighting available for 2007 was 130%. The actual annual cash incentive paid to the NEO’s for fiscal year 2007 was based on the extent to which actual performance met, exceeded, or fell short of the corporate goals. In 2007, it was determined by the Compensation Committee and the Board of Directors that 52.9% of the corporate goals and objectives were achieved. The dollar value of a NEO’s annual cash incentive is then determined by multiplying his maximum eligible annual cash incentive amount by the percentage of corporate goals met. For example, Mr. Weiss’ 2007 annual cash incentive payment was calculated as follows: eligible annual cash incentive (100%) x 2007 base salary ($390,000) x goals and objectives achievement (52.9%) = annual cash incentive of $206,310). The Compensation Committee retains the discretion to reduce or eliminate the payment that otherwise might be payable to any individual based on actual individual performance, however, in 2007, the Compensation Committee did not reduce or eliminate any payments. The Compensation Committee may also grant an incremental additional bonus based on outstanding individual performance. The actual annual cash incentive awards and bonuses earned by our NEO’s in fiscal year 2007 are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 18.

Company Performance Factors: The key drivers of the achievement of the 52.9% of the goals and objectives for 2007 were:

•	completion of treatment of all the patients required for the Sulonex Phase 3 clinical trial;

•	substantial progress in scaling up the manufacturing process to commercial scale for Sulonex;

•	advancement of the clinical development of KRX-0401 (perifosine); and

•	JT/Torii license agreement.

Long-term equity incentive awards

Newly-hired executives are offered initial long-term equity incentive awards, in particular, stock option awards and/or restricted stock awards, which are intended to align the interests of our NEO’s with those of our stockholders and to motivate our NEO’s with respect to our long term performance. These awards also assist with the retention of our executive officers. Our long-term equity incentive program represents a large portion of the total annual compensation paid to our executives because we believe that equity-based compensation is the most effective manner in which to encourage our leaders to deliver sustained long-term stockholder value.

Consistent with our “pay for performance” philosophy, we aim to offer a long-term incentive opportunity to our named executive officers that, if we achieve or exceed our pre-set corporate goals and objectives, conveys top-tier value (meeting or exceeding the 75th percentile) when compared with our peer companies. To further support that goal, in addition to time-based vesting of our long-term equity incentive awards, we offer milestone-based acceleration of vesting of such equity incentives, which we believe adds an additional level of focus for our NEO on the achievement of long-term goals and objectives. The milestone-based acceleration of vesting for long-term equity incentive awards sets long-term goals and objectives (versus annual) as the basis for vesting of such equity incentive awards.

Eligible Persons: All regular, full-time employees, including our NEO’s are eligible to receive stock option and/or restricted stock awards under the Keryx Biopharmaceuticals, Inc. 2007 Incentive Plan, 2004 Long-Term Incentive Plan and the 2000 Stock Option Plan. Currently, we do not have equity ownership guidelines for our NEO’s.

Timing of Grants and Exercise Price: Annual grants are awarded in the fourth quarter each year to NEO’s and other designated employees at a year-end meeting of the Compensation Committee or the Board of Directors. For new hires, special recognition or promotion-related grants, the Compensation Committee or the Board of Directors approves such grants at the next meeting of the Compensation Committee or the Board immediately following the date of hiring, promotion or special recognition. No authority to grant equity awards is delegated to management. The exercise price of all employee stock options is to be equal to the closing price of our common stock, as reported by The Nasdaq Stock Market, on the date of grant by the Compensation Committee or Board of Directors.

We do not have a program, plan or practice of timing equity award grants to our executives in coordination with the release of material non-public information. All of our equity awards are granted by our Compensation Committee or our Board of Directors.

Equity Incentive Pool: The total equity incentive pool available for annual grants in any given calendar year is calculated as the sum of each eligible employee’s initial equity incentive grant multiplied by 25%. Our 2007 Incentive Plan states that the number of shares of common stock per year with respect to awards granted under the 2007 Incentive Plan, as calculated as an average over any given three-year period that the 2007 Incentive Plan is in effect, may not exceed 5% of the shares of common stock outstanding as of the last day of such three-year period.

Individual Grants: Like other employees, NEO’s are eligible to receive up to 25% of their initial time-based stock option awards on an annual basis based on the same pre-set corporate goals and objectives that are used to assess the award of annual cash incentives. For fiscal year 2007, the final grant amount was determined by multiplying the maximum grant amount by the percentage of goals and objectives achieved by the Company (52.9%, as discussed above).

In addition, in connection with the 2007 annual grant, once the calculation of the individual grant for each NEO was determined, to ensure reasonableness of the proposed grant, the Compensation Committee considered the percentage of our common stock that the equity award made to the NEO represented as compared to a subset of the 2007 peer group for which information was readily attainable. For more information regarding these long-term incentives granted to our named executive officers in 2007, please see the “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End” tables and the related footnotes.

New hire equity awards are based on a range for employees of certain levels and are reviewed periodically based on internal practice and competitive market information. Generally, equity awards granted to employees have a maximum term of 10 years, and vest over a four-year period from the date of grant: 25% vest at the end of one year, and 75% vest quarterly in equal increments over the remaining three years, with opportunities for accelerated vesting based on a change in control. We may grant equity awards with different vesting terms from time to time. We believe that a vesting schedule comprised of a time-vesting element allows us to provide financial incentives for management and retain such executive officers. Unless an employee’s termination of service is due to disability or death, upon termination of service, any unexercised vested options will be forfeited at the end of three months or the expiration of the option, whichever is earlier.

Perquisites and Other Executive Benefits

Generally, we do not offer our NEO’s any perquisites or other executive benefits, other than for the payment of premiums for Mr. Weiss’ life insurance and disability insurance, up to $10,000 per year. We agreed to make these payments in connection with Mr. Weiss’ employment agreement, and we believe that the payment of these premiums is reasonable and customary for chief executive officers.

Severance Benefits

We have employment agreements with each of our NEO’s which provide, among other things, benefits upon certain terminations of employment. We believe agreements of this type can be important components of our effort to recruit and retain senior executives, particularly for companies at our stage of development and in our relatively high-risk industry. For more information on our employment agreements, see the “Potential Payments upon Termination or Change-in-Control” section beginning on page 23 of this Proxy Statement.

Tax and Accounting Considerations

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts or types of compensation for our executive officers. Section 162(m) of the Internal Revenue Code, or the Code, generally disallows a tax deduction to public companies for some forms of compensation over $1 million paid to executive officers unless certain conditions are met. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. We intend to use our best efforts to structure future compensation so that executive compensation paid by the Company is fully deductible in accordance with Section 162(m) of the Code. However, the Compensation Committee reserves the right to approve compensation that may prove not to be deductible when it believes such payments are appropriate and in the best interests of our stockholders, after taking into consideration changing business conditions and the performance of our employees.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth the cash and other compensation that we paid to our NEO’s or that was otherwise earned by our NEO’s, for their services in all capacities during 2006 and 2007. For a description of the individual amounts indicated below, please see our Compensation Discussion and Analysis beginning on page 12 of this Proxy Statement.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Michael S. Weiss	2007	390,000	—	—	5,061,674	206,310	—	5,657,984
Chairman and Chief Executive Officer	2006	375,000	—	—	6,100,980(2)	2,292,500(3)	4,824(4)	8,773,304

I. Craig Henderson	2007	315,000	—	869,446	1,377,837	83,318	—	2,645,601
Former President(5)	2006	300,000	75,000	—	1,571,326(2)	117,000	—	2,063,326

Beth F. Levine Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary(6)	2007	206,923	65,000	27,103	176,113	79,350	—	554,489

Mark Stier Former Vice President, Chief Accounting Officer and Treasurer(7)	2007	216,827	—	—	134,772	72,738	—	424,337

Ronald C. Renaud, Jr.	2007	139,883	—	63,750	229,553	—	—	433,186
Former Senior Vice President and Chief Financial Officer(8)	2006	241,228	150,000	191,250	892,652	107,250	—	1,582,380

(1)	Reflects the value of the special bonuses for fiscal year 2007 and 2006.

(2)
Reflects the amount recognized by the Company in 2007 and 2006 for financial statement reporting purposes relating to stock and option awards, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in 2007 and 2006 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (which we refer to as FAS 123R). The assumptions used in determining these amounts are set forth in the Note 9 to our consolidated financial statements for 2007, which are included in our Annual Report on Form 10-K for the fiscal year 2007, and in Note 7 to our consolidated financial statements for 2006, which are included in our Annual Report on Form 10-K for the fiscal year 2006, each filed with SEC.

(3)	This amount also includes the milestone-based cash incentive payment earned in fiscal year 2006.

(4)	Reflects the dollar value of payments of life and disability insurance premiums for Mr. Weiss.

(5)	Dr. Henderson’s employment was terminated effective as of April 15, 2008.

(6)	Ms. Levine began employment as our Senior Vice President, General Counsel, Chief Compliance Officer and Secretary on April 18, 2007.

(7)	Mr. Stier began employment as our Vice President, Chief Accounting Officer and Treasurer on March 19, 2007. Mr. Stier resigned from the Company effective June 30, 2008.

(8)	Mr. Renaud began employment as our Senior Vice President and Chief Financial Officer on February 14, 2006. Mr. Renaud resigned from the Company effective June 27, 2007.

Grants of Plan-Based Awards

The following table below sets forth the individual grants of awards made to each of our NEO’s during 2007. For a description of the individual amounts indicated below, please see our Compensation Discussion and Analysis beginning on page 12 of this Proxy Statement.

Grants of Plan-Based Awards For Fiscal Year 2007

							All
							Other
							Stock	All Other
							Awards:	Option
							Number	Awards:	Exercise	Grant
							of	Number of	or Base	Date
							Shares	Securities	Price of	Fair
			Committee	Estimated Future Payouts			of Stock	Underlying	Option	Value of
	Grant		Approval	Under Non-Equity Incentive			or Units	Options	Awards	Awards
Name	Date		Date	Plan Awards (1)			(#)	(#)	($/sh)	($)(2)

				Threshold	Target	Maximum
				($)	($)	($)
Mr. Weiss	12/30/07	(3)	12/30/07	—	—	—	—	198,375	8.56	974,537
	—		—	—	390,000	—	—	—	—	—
Dr. Henderson	4/25/07	(4)	4/25/07	—	—	—	50,000	—	—	551,000
	6/20/07	(5)	4/25/07	—	—	—	100,000	—	—	1,017,000
	12/30/07	(3)	12/30/07	—	—	—	—	33,063	8.56	162,425
	—		—	—	157,500	—	—	—	—	—
Ms. Levine	4/25/07	(6)	4/25/07	—	—	—	—	150,000	11.02	1,031,010
	4/25/07	(7)	4/25/07	—	—	—	15,000	—	—	165,300
	12/30/07	(3)	12/30/07	—	—	—	—	19,838	8.56	97,456
	—		—	—	150,000	—	—	—	—	—
Mr. Stier	3/23/07	(8)	3/23/07	—	—	—	—	100,000	11.11	696,490
	12/30/07	(3)	12/30/07	—	—	—	—	13,225	8.56	64,969
	—		—	—	137,500	—	—	—	—	—
Mr. Renaud	—		—	—	143,000	—	—	—	—	—

(1)
Represents target payout values for 2007 cash performance awards. Pursuant to his or her employment agreement, each NEO was eligible to receive a target cash bonus reflected as a percentage of base salary, as follows: Mr. Weiss, 100%; Dr. Henderson, 50%; Ms Levine, 50%; Mr. Stier, 50%; and Mr. Renaud, 50%. In each case, the actual amount earned by each NEO in 2007 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table on page 18 of this Proxy Statement.

(2)
Represents the grant-date fair value of each award, determined pursuant to FAS 123R. The assumptions used in determining the grant date fair values of the stock options are set forth in the Note 9 to our consolidated financial statements for 2007, which are included in our Annual Report on Form 10-K for the fiscal year 2007, filed with the SEC.

(3)
Award of time-vesting stock options under the 2007 Incentive Plan. The Compensation Committee approved and granted these stock option awards on December 30, 2007. The grant date, December 30, 2007 was a Sunday and, as such, there was no reported sales price on such date. Therefore, the exercise price is the closing sales price on the immediately preceding date on which sales were reported (December 28, 2007).

(4)	Award under the 2004 Long-Term Incentive Plan of 50,000 immediately-vested restricted shares. The Compensation Committee approved and granted this stock award on April 25, 2007.

(5)
Award under the 2004 Long-Term Incentive Plan of 100,000 time-vesting restricted shares. The Compensation Committee approved this stock award on April 25, 2007, to be granted upon the approval of a new long-term incentive plan which occurred at the annual meeting held on June 20, 2007.

(6)	Award of time-vesting stock options under the 2007 General Counsel Incentive Stock Option Plan. The Compensation Committee approved and granted these stock option awards on April 25, 2007.

(7)	Award under the 2004 Long-Term Incentive Plan of 15,000 time-vesting restricted shares. The Compensation Committee approved and granted this stock award on April 25, 2007.

(8)	Award of time-vesting stock options under the 2007 Chief Accounting Officer Inducement Stock Option Plan. The Compensation Committee approved and granted these stock option awards on March 23, 2007.

For a description of the vesting schedules of the equity awards, please see the table below. For a description of certain of our executive officers’ employment agreements please see page 10 of this Proxy Statement.

Outstanding Equity Awards at Fiscal Year End

The following table provides information concerning equity awards that are outstanding as of December 31, 2007 for each of our NEO’s.

Outstanding Equity Awards at 2007 Fiscal Year End

	Option Awards						Stock Awards
	Number of		Number of				Number of Shares or		Market Value
	Securities		Securities				Units of		of Shares or
	Underlying Unexercised		Underlying Unexercised		Option		Stock That Have		Units of Stock
	Options		Options		Exercise	Option	Not		That Have
	(#)		(#)		Price	Expiration	Vested		Not Vested
Name	Exercisable		Unexercisable		($)	Date	(#)		($)
Mr. Weiss	3,600,000	(1)	—		1.30	12/23/12
	343,750	(2)	156,250	(2)	11.22	01/03/15
	875,000	(3)	625,000	(3)	14.64	01/02/16
	25,000	(4)	75,000	(4)	13.30	12/31/16
	—		198,375	(5)	8.56	12/30/17
Dr. Henderson	500,000	(6)	500,000	(6)	9.25	02/05/14
	42,969	(7)	19,531	(7)	11.22	01/03/15
	27,344	(8)	35,156	(8)	14.64	01/02/16
	15,000	(9)	45,000	(9)	13.30	12/31/16
							100,000	(15)	840,000	(17)
	—		33,063	(10)	8.56	12/30/17
Ms. Levine	—		150,000	(11)	11.02	4/25/17
							15,000	(16)	126,000	(17)
	—		19,838	(12)	8.56	12/30/17
Mr. Stier	—		100,000	(13)	11.11	3/23/17
	—		13,225	(14)	8.56	12/30/17

(1)
Stock options awarded to the executive on December 23, 2002. 347,343 options were granted under the 1999 Stock Option Plan, 1,700,000 options were granted under the 2000 Stock Option Plan and 2,002,657 options were granted under the 2002 CEO Incentive Stock Option Plan. The stock options vested as follows: 450,000 on December 23, 2003, eight equal installments on a quarterly basis thereafter of 112,500, and two equal installments of 1,350,000 during the 1st quarter of 2004 and the first quarter of 2006 due to the achievement of certain financial milestones as defined in Mr. Weiss’ employment agreement.

(2)
Stock options awarded to the executive on January 3, 2005, under the 2004 Long-Term Incentive Plan. The stock options vested as to one-quarter of the options on January 3, 2006 and the remaining options vest in equal installments on a quarterly basis through January 3, 2009.

(3)
Stock options awarded to the executive on January 2, 2006. 824,000 options were issued under the 2000 Stock Option Plan and 676,000 options were issued under the 2004 Long-Term Incentive Plan. The stock options vested as to one-third of the options on January 2, 2007 and the remaining options vest in equal installments on a quarterly basis through January 2, 2009.

(4)
Stock options awarded to the executive on December 31, 2006, under the 2004 Long-Term Incentive Plan. The stock options vested as to one-quarter of the options on December 31, 2007 and the remaining options vest in equal installments on a quarterly basis through December 31, 2010.

(5)
Stock options awarded to the executive on December 30, 2007, under the 2007 Incentive Plan. The stock options vest as to one-quarter of the options on December 30, 2008 and the remaining options vest in equal installments on a quarterly basis through December 30, 2011.

(6)
Stock options awarded to the executive on February 5, 2004, under the 2004 President Incentive Plan. The stock options vested as to 55,556 options on February 5, 2005, and as to 13,889 options every three months after February 5, 2005 until February 5, 2007, when 13,888 options vested. The vesting dates of 333,333 options were accelerated due to the achievement of certain financial milestones. The remaining 500,000 stock options vest on February 5, 2011, provided, however, that the vesting as to these shares may be accelerated in three increments of 166,666, 166,667 and 166,666 options upon the earlier achievement of certain performance milestones.

(7)
Stock options awarded to the executive on January 3, 2005, under the 2004 Long-Term Incentive Plan. The stock options vested as to one-quarter of the options on January 3, 2006 and the remaining options vest in equal installments on a quarterly basis through January 3, 2009.

(8)
Stock options awarded to the executive on January 2, 2006, under the 2004 Long-Term Incentive Plan. The stock options vested as to one-quarter of the options on January 2, 2007 and the remaining options vest in equal installments on a quarterly basis through January 2, 2010.

(9)
Stock options awarded to the executive on December 31, 2006, under the 2004 Long-Term Incentive Plan. The stock options vested as to one-quarter of the options on December 31, 2007 and the remaining options vest in equal installments on a quarterly basis through December 31, 2010.

(10)
Stock options awarded to the executive on December 30, 2007, under the 2007 Incentive Plan. The stock options vest as to one-quarter of the options on December 30, 2008 and the remaining options vest in equal installments on a quarterly basis through December 30, 2011.

(11)
Stock options awarded to the executive on April 25, 2007, under the 2007 General Counsel Incentive Stock Option Plan. The stock options vest as to 37,500 options on April 25, 2008, and as to 9,375 options every three months after April 25, 2008 until April 25, 2011.

(12)
Stock options awarded to the executive on December 30, 2007, under the 2007 Incentive Plan. The stock options vest as to one-quarter of the options on December 30, 2008 and the remaining options vest in equal installments on a quarterly basis through December 30, 2011.

(13)
Stock options awarded to the executive on March 23, 2007, under the 2007 Chief Accounting Officer Inducement Stock Option Plan. The stock options vest as to 25,000 options on March 23, 2008, and as to 6,250 options every three months after March 23, 2008 until March 23, 2011.

(14)
Stock options awarded to the executive on December 30, 2007, under the 2007 Incentive Plan. The stock options vest as to one-quarter of the options on December 30, 2008 and the remaining options vest in equal installments on a quarterly basis through December 30, 2011.

(15)
Restricted stock granted to the executive on June 20, 2007 under the 2004 Long-Term Incentive Plan, which vest as to 50,000 shares on April 25, 2008 and 50,000 shares on April 25, 2009. The Compensation Committee approved this stock award on April 25, 2007, to be granted upon the approval of a new long-term incentive plan which occurred at the annual meeting held on June 20, 2007.

(16)
Restricted stock granted to the executive on April 25, 2007 under the 2004 Long-Term Incentive Plan, which vest as to 5,000 shares on April 25, 2009, 5,000 shares on April 25, 2010, and 5,000 shares on April 25, 2011.

(17)	Reflects the value as calculated using the closing market price of our common stock as of the last trading day in 2007, December 31, 2007 ($8.40).

Option Exercises and Stock Vested in Last Fiscal Year

The following table provides information regarding stock options exercised by our NEO’s during 2007. For a description of the individual amounts indicated below, please see our Compensation Discussion and Analysis beginning on page 12 of this Proxy Statement.

Option Exercises and Stock Vested in Fiscal Year 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Weiss	—	—
Dr. Henderson	—	—	50,000	551,000
Ms. Levine	—	—
Mr. Stier	—	—
Mr. Renaud	—	—	16,666	196,492

Potential Payments upon Termination or Change of Control

As described in “Our Executive Officers—Employment Agreements” on page 10, we have entered into employment agreements with our NEO’s, which provide benefits to the executive in the event of the termination of his or her employment under certain conditions. The following table summarizes the value of payments and benefits that each of the NEO’s would be entitled to receive assuming that a termination of employment occurred on December 31, 2007 under the circumstances shown. The amounts shown in the table excludes the executive’s accrued but unpaid obligations.

Mr. Renaud terminated his employment with the Company on June 27, 2007. He did not receive any severance payments pursuant to his termination of employment.

Michael S. Weiss

Type of Payment	Change of Control Event or Reorganization Event	Termination without Cause or Resignation For Good Reason	Termination in Anticipation of or Within 12 Months Following a Change of Control or Reorganization Event	Death or Disability
	($)	($)	($)	($)
Cash Severance	—	596,310 (1)	1,560,000 (1)	97,500 (2)
Value of Accelerated Stock Options (3)	0	0	0	0
Total	0	596,310	1,560,000	97,500

(1)
Mr. Weiss’ employment agreement provides that if his employment is terminated by the Company without Cause or by him for good reason (as those terms are defined in the employment agreement), he will receive a severance payment equal to one year of his base salary, payable in a lump sum. He also will receive a pro rata bonus for the year of termination, payable at the time bonuses are paid to other executives. If such termination occurs in anticipation of a change in control or within 12 months thereafter, he will receive a severance payment equal to two times the sum of his base salary and his target bonus for the year of termination, payable in a lump sum. Mr. Weiss’ agreement also provides that the change-in-control benefits will be modified or reduced to the maximum amount that could be paid without triggering an excise tax under Section 4999 of the Code, if such action would result in a greater after-tax benefit to Mr. Weiss.

(2)	Mr. Weiss’ employment agreement provides that if his employment is terminated by reason of his death or disability, he or his estate will continue to receive his base salary for three months.

(3)
Represents the fair market value of shares underlying outstanding unvested stock options, all of which vest and become exercisable upon a change of control or reorganization event, or the termination of his employment by the Company without cause or his resignation for good reason, termination of his employment in anticipation of or within 12 months following a change of control or reorganization event, or by reason of his death or disability, based on $8.40 closing price as of December 31, 2007, the last trading day of the most recently completed fiscal year, less the exercise price of the stock option. For purposes of this calculation, outstanding options having an exercise price equal to or more than the closing price of our common stock on such date have a value of $0. Such stock options also will remain exercisable for two years from the date of his termination or the expiration of the original term of the stock options, whichever occurs first.

I. Craig Henderson, M.D.

Dr. Henderson’s employment was terminated effective as of April 15, 2008. Dr. Henderson has the right to receive a severance payment equal to one year of his base salary and one additional year of vesting of all outstanding stock options and restricted shares. Stock options granted to Dr. Henderson also will remain exercisable for two years from the date of his termination or the expiration of the original term of the stock options, whichever occurs first.

Type of Payment	Termination without Just Cause or Resignation For Good Reason	Termination in Anticipation of or Within 12 Months Following a Qualified Change of Control	Death or Disability
	($)	($)	($)
Cash Severance	398,318 (1)	713,318 (1)	83,318 (2)
Value of Accelerated Stock Options and Restricted stock (3)	420,000 (4)	840,000 (4)	—
Total	818,318	1,553,318	83,318

(1)
Dr. Henderson’s employment agreement provides that if his employment is terminated by the Company without just cause or by the executive for good reason (as those terms are defined in the employment agreement), he will receive a severance payment equal to one year of his base salary, payable in a lump sum. If such termination occurs in anticipation of a change in control or within 12 months thereafter, he will receive a severance payment equal to two years of his base salary, payable in a lump sum. He also will receive a pro rata bonus for the year of termination, payable at the time bonuses are paid to other executives.

(2)	Reflects Dr. Henderson’s earned bonus for 2007 (which would have been unpaid as of 12/31/07).

(3)
Represents the fair market value of shares underlying outstanding stock options and restricted shares based on $8.40 closing price as of December 31, 2007, the last trading day of the most recently completed fiscal year, less the exercise price of the stock option. For purposes of this calculation, outstanding options having an exercise price equal to or more than the closing price of our common stock on such date have a value of $0.

(4)
Pursuant to Dr. Henderson’s employment agreement, upon his termination of employment by the Company without just cause or by Dr. Henderson for good reason, he will receive one additional year of vesting of all outstanding stock options and restricted shares. If such termination occurs in anticipation of a “qualified” change in control (as defined in his employment agreement) or within 12 months thereafter, all of his outstanding stock options and restricted shares will become fully vested. Stock options granted to Dr. Henderson after the effective date of his employment agreement also will remain exercisable for two years from the date of his termination or the expiration of the original term of the stock options, whichever occurs first.

Beth F. Levine

Type of Payment	Termination without Just Cause or Resignation For Good Reason Prior to April 18, 2008	Termination without Just Cause or Resignation For Good Reason After April 18, 2008	Change of Control Absent a Termination of Employment	Termination in Anticipation of or Within 12 Months Following a Qualified Change of Control	Death or Disability
	($)	($)	($)	($)	($)
Cash Severance	90,962(1)	—	—	379,350(1)	75,000(2)
Value of Accelerated Stock Options and Restricted Stock (3)	126,000(4)	126,000(4)	126,000(4)	126,000(4)	—
Total	216,962	126,000	126,000	505,350	75,000

(1)
Ms. Levine’s employment agreement provides that if her employment is terminated by the Company without just cause or by the executive for good reason (as those terms are defined in the employment agreement) in the first twelve months of employment (by April 18, 2008), she will receive her full salary and reimbursement of the cost of COBRA to maintain health benefits (excluding bonus) until the first anniversary of her employment (April 18, 2008), as a lump-sum payment within 30 days of such termination. If her employment is terminated by the Company without just cause or by the executive for good reason in anticipation of or within 12 months following a “qualified” change in control (as defined in the employment agreement), she will receive a lump-sum payment equal to: (i) one (1) year's base salary; plus (ii) any earned and unpaid bonus as of the date of termination, payable within 30-days of such termination.

(2)	Ms. Levine’s employment agreement provides that if her employment is terminated by reason of her death or disability, she or her estate will continue to receive her base salary for three months.

(3)
Represents the fair market value of shares underlying outstanding stock options and restricted shares based on $8.40 closing price as of December 31, 2007, the last trading day of the most recently completed fiscal year, less the exercise price of the stock option. For purposes of this calculation, outstanding options having an exercise price equal to or more than the closing price of our common stock on such date have a value of $0.

(4)
Pursuant to Ms. Levine’s employment agreement, upon her termination of employment by the Company without just cause or by Ms. Levine for good reason, or in the event of a change in control, all of Ms. Levine’s stock options and restricted shares shall vest. Stock options granted to Ms. Levine after the effective date of her employment agreement also will remain exercisable for two years from the date of her termination or the expiration of the original term of the stock options, whichever occurs first.

Mark Stier

Type of Payment	Termination without Just Cause or Resignation For Good Reason Prior to March 19, 2008	Termination in Event of a Change of Control	Termination in Connection with a Qualified Change of Control
	($)	($)	($)
Cash Severance	60,465 (1)	—	275,000 (1)
Value of Accelerated Stock Options(2)	—	0 (3)	0 (3)
Total	60,465	0	275,000

(1)
Mr. Stier’s employment agreement provides that if his employment is terminated by the Company without just cause or by the executive for good reason (as those terms are defined in the employment agreement) in the first twelve months of employment (by March 19, 2008), he will receive his full salary and benefits (excluding bonus) until the first anniversary of his employment (March 19, 2008). If such termination occurs in connection with a “qualified” change in control (as defined in the employment agreement), he will receive a lump-sum payment equal to one (1) year's base salary.

(2)
Represents the fair market value of shares underlying outstanding stock options based on $8.40 closing price as of December 31, 2007, the last trading day of the most recently completed fiscal year, less the exercise price of the stock option. For purposes of this calculation, outstanding options having an exercise price equal to or more than the closing price of our common stock on such date have a value of $0.

(3)
Pursuant to Mr. Stier’s employment agreement, upon his termination of employment by the Company in the event of a change in control, all of Mr. Stier’s stock options shall vest and will remain exercisable for two years from the date of his termination or the expiration of the original term of the stock options, whichever occurs first.

Compensation of Directors

The following table sets forth the cash and other compensation paid by the Company to the members of the Board of Directors for all services in all capacities during 2007.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(7)	Total ($)
Kevin Cameron	32,500 (1)	103,399	135,899
Wyche Fowler	26,250 (2)	138,546	164,796
Malcolm Hoenlein	26,250 (3)	76,205	102,455
Jack Kaye	35,000 (4)	148,767	183,767
Eric Rose	24,167 (5)	269,316	293,483
Michael Tarnok	14,583 (6)	25,611	40,194

(1)
In April 2007, Kevin Cameron was appointed to the Board of Directors by unanimous vote of the directors. Represents the retainer paid in 2007 for Board of Directors services for the period from May 2007 to February 2008.

(2)
Represents the retainer paid in 2007 for Board of Directors services for the period from June 2007 to February 2008. Senator Fowler’s retainer payment for services from January 2007 to May 2007, amounting to $14,583, was paid in 2006 and reported in the Company’s 2007 proxy statement.

(3)
Represents the retainer paid in 2007 for Board of Directors services for the period from June 2007 to February 2008. Mr. Hoenlein’s retainer payment for services from January 2007 to May 2007, amounting to $16,667, was paid in 2006 and reported in the Company’s 2007 proxy statement.

(4)
Represents a $30,000 retainer paid in 2007 for Board of Directors services for the period from June 2007 to November 2007, and a $5,000 retainer paid in 2008 for Board of Director services in December 2007. Mr. Kaye’s retainer payment for services from October 2006 to May 2007, amounting to $40,000, of which $25,000 relates to January 2007 to May 2007, was paid in 2007 and reported in the Company’s 2007 proxy statement.

(5)
Represents the retainer paid in 2007 for Board of Directors services for the period from June 2007 to February 2008. Dr. Rose’s retainer payment for services from January 2007 to May 2007, amounting to $14,583, was paid in 2006 and reported in the Company’s 2007 proxy statement.

(6)
In September 2007, Michael Tarnok was appointed to the Board of Directors by unanimous vote of the directors. Represents the retainer paid in 2007 for Board of Directors services for the period from October 2007 to February 2008.

(7)
Represents the amount recognized by the Company in 2007 for financial accounting purposes relating to option awards, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in 2007 were determined in accordance with FAS 123R. The assumptions used in determining these amounts are set forth in the Note 9 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for fiscal year 2007, filed with the SEC.

The following table shows the number of stock options granted to each director during 2007, and the grant date fair value for each award (determined in accordance with FAS 123R).

			Full Grant
			Date Fair
	Grant	Stock	Value of
Name	Date	Options (#)	Award ($)
Kevin Cameron	4/25/07	50,000	313,290
	6/21/07	10,000	42,018
Wyche Fowler	6/21/07	10,000	42,018
Malcolm Hoenlein	6/21/07	10,000	42,018
Jack Kaye	6/21/07	10,000	42,018
Eric Rose	6/21/07	30,000	172,998
	6/21/07	10,000	42,018
Michael Tarnok	9/20/07	50,000	276,560

The following table shows the aggregate numbers of stock options held by each director as of December 31, 2007:

Name	Stock Options (#)
Kevin Cameron	60,000
Wyche Fowler	60,000
Malcolm Hoenlein	110,000
Jack Kaye	60,000
Eric Rose	155,000
Michael Tarnok	50,000

Director Compensation Program

As discussed in the Company’s 2007 Proxy Statement Compensation Discussion and Analysis, in the fourth quarter of 2005, the Company engaged Towers Perrin to do a comparative analysis of our Board members’ compensation versus the 2005 peer group. Tower Perrin found that our Board members at the time were some of the lowest paid in terms of cash compensation but some of the highest paid in terms of equity compensation. In an effort to provide a better balance between cash and equity compensation, we agreed to increase cash compensation and reduce equity compensation. Following the changes, the compensation for our Board of Directors was still weighted toward equity compensation, consistent with our overall compensation philosophy. The changes were implemented effective January 1, 2006.

Cash Compensation. Our non-employee directors receive the following cash compensation:

•	$30,000 annual retainer;

•	$5,000 additional annual retainer for each committee assignment; and

•	$25,000 additional annual retainer for Chairman of the Audit Committee.

Each non-employee director receives reimbursement for reasonable travel expenses incurred in attending meetings of our Board of Directors and meetings of committees of our Board of Directors.

Equity Compensation. Our non-employee directors receive the following equity compensation under the Directors’ Equity Compensation Plan, which was a subplan of our 2004 Long-Term Incentive Plan until the stockholders approved the 2007 Incentive Plan when it became a subplan of the 2007 Incentive Plan.

•
Initial Option Grant. Non-employee directors receive options to purchase 50,000 shares of our common stock upon initial election or appointment to the Board of Directors. Options are granted on the date that he or she first becomes a non-employee director. The initial options will vest in equal annual installments over three years, beginning on first anniversary of the date of grant.

•
Re-election Option Grant. Non-employee directors receive options to purchase 10,000 shares of our common stock upon each re-election to the Board of Directors. The options vest as to 5,000 shares on the date of grant and as to 5,000 shares on the first anniversary of the date of grant. Re-election options are granted on the business day following the adjournment of the annual meeting of stockholders.

•
Three-Year Anniversary Option Grant. Non-employee directors receive options to purchase 30,000 shares of our common stock upon completion of three years of service on the Board of Directors. The options vest as to one-third of the shares each year beginning on the first anniversary of the date of the grant. Three-year anniversary options are granted on the business day following the adjournment of the next annual meeting of stockholders, if such non-employee director still serves on such date.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board oversees the compensation program of Keryx Biopharmaceuticals, Inc. on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement beginning on page 12.

In reliance on the review and discussion referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and its Proxy Statement on Schedule 14A to be filed in connection with Annual Meeting, each of which will be filed with the SEC.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act and shall not otherwise be deemed filed under such acts.

By the Compensation Committee of the Board of Directors

Kevin Cameron, Chairperson
Malcolm Hoenlein
Wyche Fowler, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of our Compensation Committee are Kevin Cameron, Wyche Fowler, Jr. and Malcolm Hoenlein. No member of our Compensation Committee during fiscal year 2007 or as of the date of this Proxy Statement, is or has been an officer or employee of Keryx or any of our subsidiaries, nor has any member of our Compensation Committee had any relationship with Keryx requiring further disclosure.

During the last fiscal year, none of our executive officers served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers either served as a member of our Compensation Committee or our Board of Directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of the shares of our common stock to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of any Forms 3, 4 or 5 that they file. The SEC rules require us to disclose late filings of initial reports of stock ownership and changes in stock ownership by our directors, executive officers and 10% stockholders. Based solely on a review of copies of the Forms 3, 4 and 5 furnished to us by reporting persons and any written representations furnished by certain reporting persons, we believe that during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to our directors, executive officers and 10% stockholders were completed in a timely manner, except that Mr. Kaye filed a Form 4 late with respect to one transaction in 2007.

RELATED-PERSON TRANSACTIONS

Policy

Our Board of Directors has determined that the Audit Committee is best suited to review and approve transactions with related persons, and they do so under the terms of our Related Person Transactions Policy, which is available on our website, located at www.keryx.com. According to our Related Person Transactions Policy, prior to entering into a transaction with a related person, (a) the director, executive officer, nominee or significant holder who has a material interest (or whose immediate family member has a material interest) in the transaction or (b) the business unit or function/department leader responsible for the potential transaction with a related person shall provide notice to the General Counsel of the Company of the material facts and circumstances of the potential transaction with a related person and such information concerning the transaction as the General Counsel may reasonably request. If the General Counsel determines that the proposed transaction is a related person transaction, the proposed related person transaction shall be submitted to the Audit Committee for consideration at the next Audit Committee meeting or, in those instances in which the General Counsel determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, to the Chairperson of the Audit Committee (who possesses delegated authority to act between Audit Committee meetings).

The Audit Committee, or when submitted to the Chairperson, the Chairperson, will consider all of the relevant facts and circumstances available to the Audit Committee or the Chairperson, including (if applicable) but not limited to: (a) the benefits to the Company; (b) the availability of other sources for comparable products or services; (c) the terms of the transaction; and (d) the terms available to unrelated third parties or to employees generally. No member of the Audit Committee shall participate in any review, consideration or approval of any related person transaction if such member, or any of his or her immediate family members, is the related person. The Audit Committee or Chairperson, as applicable, will convey the approval or disapproval of the transaction to the General Counsel, who will convey the decision to the appropriate persons within the Company. The Chairperson of the Audit Committee shall report to the Audit Committee at the next Audit Committee meeting any approval under this policy made by the chairperson pursuant to delegated authority.

In the event the General Counsel becomes aware of a related person transaction that has not been previously approved or previously ratified under this policy, and such transaction is pending or ongoing, it will be submitted to the Audit Committee or Chairperson, as applicable, promptly, and the Audit Committee or Chairperson will consider all of the relevant facts and circumstances available to the Audit Committee or the Chairperson as provided above.  Based on the conclusions reached, the Audit Committee or Chairperson, as applicable, will evaluate all options, including but not limited to, ratification, amendment or termination of the related person transaction.

Related Person Transactions.

During 2007, we paid Craig Henderson, M.D., our former President, $53,800 and $27,200 for the use of space in a building he owns in San Francisco, California by Keryx employees as an office and as a temporary residence for such employees while they worked in California during 2006 and January to June of 2007, respectively. In 2008, we paid Dr. Henderson $27,400 for the use of this same space for July to December of 2007. We also paid Dr. Henderson, in 2007, $42,000 for the use of his residence in New York, New York by our employees as a temporary residence while they worked in our New York office.

Ron Bentsur, our former Vice President, Investor Relations and the current Chief Executive Officer of XTL Biopharmaceuticals, Inc., provided consulting services to us in 2007. Mr. Bentsur was compensated solely through the continued vesting of stock options. Mr. Bentsur’s consulting services were terminated in January 2008.

STOCK OWNERSHIP OF OUR DIRECTORS, EXECUTIVE OFFICERS,
AND 5% BENEFICIAL OWNERS

The following table shows information, as of April 17, 2008, concerning the beneficial ownership of our common stock by:

•	each person we know to be the beneficial owner of more than 5% of our common stock;

•	each of our current directors;

•	each of our NEO’s shown in our Summary Compensation Table; and

•	all current directors and NEO’s as a group.

As of April 17, 2008, there were 43,696,153 shares of our common stock outstanding. In order to calculate a stockholder’s percentage of beneficial ownership, we include in the calculation those shares underlying options or warrants beneficially owned by that stockholder that are vested or that will vest within 60 days of April 17, 2008, and shares of restricted stock that will vest within 60 days of April 17, 2008. Options or warrants held by other stockholders that are not attributed to the named beneficial owner are disregarded in this calculation. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the shares of our common stock. Unless we have indicated otherwise, each person named in the table below has sole voting power and investment power for the shares listed opposite such person’s name, except to the extent authority is shared by spouses under community property laws. Ronald C. Renaud, Jr. and I. Craig Henderson, M.D., both NEOs shown in our Summary Compensation Table, are not included in the table below since they were no longer employed by the Company at April 17, 2008.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percentage of Shares Outstanding
Davidson Kemper Partners and related entities (2)	2,676,897	6.1%
QVT Financial LP (3)	2,355,239	5.4%
Kevin J. Cameron (4)	26,667	—	*
Wyche Fowler, Jr. (5)	29,667	—	*
Malcolm Hoenlein (6)	110,000	—	*
Jack Kaye (7)	28,067	—	*
Beth F. Levine (8)	53,500	—	*
Eric Rose, M.D. (9)	122,500	—	*
Mark Stier (10)	27,500	—	*
Michael P. Tarnok	1,100	—	*
Michael S. Weiss (11)	5,369,885	11.0%
All current directors and named executive officers as a group (12)	5,768,886	11.7%

* Less than 1% of outstanding common stock
(1)	The address of each of the directors and officers listed is c/o Keryx Biopharmaceuticals, Inc., 750 Lexington Avenue, New York, New York 10022.

(2)
The address of David Kempner Partners is 65 East 55th Street, 19th Floor, New York, NY 10022. Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman and Conor Bastable (collectively, the “Principals”) may be deemed to beneficially own an aggregate 2,676,897 shares as a result of their voting and dispositive power over the 2,676,897 shares beneficially owned by various Davidson Kempner entities. This information is based on a Schedule 13G filed on March 14, 2008.

(3)
The address of QVT Financial LP (“QVT Financial”) is 1177 Avenue of the Americas, 9th Floor, New York, NY 10036. QVT Financial LP may be deemed to be the beneficial owner of the shares owned by QVT Fund LP and Quintessence Fund, L.P. and the shares held in the Deutsche Bank Account for a separate discretionary account (the “Deutsche Bank Account”) managed for Deutsche Bank AG. QVT Financial GP LLC, as General Partner of QVT Financial may be deemed to beneficially own the shares of our common stock reported by QVT Financial. This information is based on a Schedule 13G filed March 13, 2008.

(4)	Includes 26,667 shares of our common stock issuable upon the exercise of options.

(5)	Includes 26,667 shares of our common stock issuable upon the exercise of options.

(6)	Includes 110,000 shares of our common stock issuable upon the exercise of options.

(7)	Includes 26,667 shares of our common stock issuable upon the exercise of options.

(8)	Includes 37,500 shares of our common stock issuable upon the exercise of options.

(9)	Includes 122,500 shares of our common stock issuable upon the exercise of options.

(10)	Includes 25,000 shares of our common stock issuable upon the exercise of options.

(11)
Includes 5,162,500 shares of our common stock issuable upon the exercise of options. Also includes 192,385 shares of our common stock currently held by Dr. Rosenwald, a former director, all of which Mr. Weiss has the irrevocable right to purchase from Dr. Rosenwald upon the exercise of an option granted to Mr. Weiss by Dr. Rosenwald.

(12)	Includes 5,729,886 shares of our common stock issuable upon the exercise of options.

PROPOSAL ONE

ELECTION OF DIRECTORS; NOMINEES

Our Amended and Restated Bylaws provide that the Board of Directors shall consist of one or more members, as determined from time to time by resolution of the Board of Directors. Currently, our Board of Directors consists of eight members and will be reduced to seven members following our Annual Meeting. Seven of our current directors have been nominated for re-election at the Annual Meeting by a majority of our independent directors. The nominated directors are: Kevin J. Cameron, Wyche Fowler, Jr., Malcolm Hoenlein, Jack Kaye, Eric Rose, Michael P. Tarnok and Michael S. Weiss. For information about each of the nominees and our Board of Directors generally, please see “Corporate Governance—Our Board of Directors” beginning on page 4. If elected, the nominees will hold office until the next annual meeting and until a respective successor is elected and has been qualified, or until such director resigns or is removed from office. Management expects that each of the nominees will be available for re-election, but if any of them is unable to serve at the time the election occurs, your proxy will be voted for the election of another nominee to be designated by a majority of the independent directors serving on our Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES FOR DIRECTORS. IF A CHOICE IS SPECIFIED ON THE PROXY BY THE STOCKHOLDER, THE SHARES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED “FOR” ALL OF THE NOMINEES. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A PLURALITY OF THE SHARES OF COMMON STOCK REPRESENTED AND ENTITLED TO VOTE AT THE ANNUAL MEETING AT WHICH A QUORUM IS PRESENT IS REQUIRED FOR THE ELECTION OF THE NOMINEES.

PROPOSAL II

AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO AUTHORIZE THE BOARD TO ISSUE PREFFERED STOCK

The Board of Directors has determined that it would be advisable and in the best interests of the Company to amend Article 4 of the Company's Certificate of Incorporation, or the Charter, to provide the Board of Directors of the Company with the authority to issue series of preferred stock with such terms as the Board warrants necessary. A copy of the proposed amendment to the Charter is attached to this Proxy Statement as Exhibit A (referred to as the Proposed Amendment herein).

PROPOSED AMENDMENT

The Board of Directors has approved, subject to stockholder approval at the Annual Meeting, the Proposed Amendment, which will authorize our Board of Directors to issue preferred stock with such terms as the Board of Directors warrants necessary. The terms of the preferred stock will be determined at the sole discretion of our Board of Directors and may harm the voting or economic rights of the holders of our common stock or of other series of our preferred stock, if any. An issuance of preferred stock that may be adopted by our Board of Directors could have the effect of diluting the ownership percentage and voting power of potential acquirers, and therefore may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in our stockholders receiving a premium over the market price for their common stock. Under the terms of the Proposed Amendment, the Board of Directors would have the authority to determine the terms of any issuance of preferred stock, including, but not limited to: the number of shares of the series; the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or non-cumulative; dates at which dividends, if any, shall be payable, the redemption rights and price or prices, if any, for shares of the series; whether the shares of the series shall be convertible into, or exchangeable, or redeemable for, shares of any other class or series, or any other security, of the Company or any other corporation; the voting rights, if any, of the holders of shares of the series generally or upon specified events; and any other rights, powers, preferences of such shares as are permitted by law.

POSSIBLE BENEFITS OF THE PROPOSED AMENDMENT

The Board of Directors believes that the Proposed Amendment would provide important benefits to the Company. In particular, in the event of an unfriendly or unsolicited proposal to take-over or restructure the Company, the Proposed Amendment would give the Company time to negotiate with the sponsor, to consider alternative proposals and to assure that stockholder value is maximized.

POSSIBLE ANTI-TAKEOVER EFFECT OF THE PROPOSED AMENDMENT

The Proposed Amendment may be deemed to have an anti-takeover effect because it may create, under certain circumstances, an impediment which would frustrate persons seeking to affect a takeover or otherwise gain control of the Company.

VOTE REQUIRED AND BOARD RECOMMENDATION

The adoption of the Proposed Amendment requires the affirmative vote of not less than a majority of the votes entitled to be cast by all shares of Common Stock issued and outstanding on the Record Date. If the Proposed Amendment is approved by the stockholders, it will become effective upon filing and recording of a Certificate of Amendment as required by the Delaware General Corporation Law.

THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE APPROVAL OF THE PROPOSED AMENDMENT.

ADDITIONAL INFORMATION

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” Proxy Statements and annual reports. This means that only one copy of our Proxy Statement and 2008 Annual Report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at: Keryx Biopharmaceuticals, Inc., 750 Lexington Avenue, New York, New York 10022, Attn: Beth F. Levine. You may also contact us at (212) 531-5965.

If you want to receive separate copies of the Proxy Statement and Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or phone number.

Stockholder Proposals for Our 2009 Annual Meeting

Only proper proposals under Rule 14a-8 of the Exchange Act which are timely received will be included in the proxy materials for our next annual meeting. In order to be considered timely, such proposal must be received by our Corporate Secretary, Beth F. Levine, at 750 Lexington Avenue, New York, New York 10022 no later than January 1, 2009. We suggest that stockholders submit any stockholder proposal by certified mail, return receipt requested.

Our Amended and Restated Bylaws require stockholders to provide advance notice to the Company of any stockholder director nomination(s) and any other matter a stockholder wishes to present for action at an annual meeting of stockholders (other than matters to be included in our Proxy Statement, which are discussed in the previous paragraph). In order to properly bring business before an annual meeting, our Amended and Restated Bylaws require, among other things, that the stockholder submit written notice thereof complying with our Amended and Restated Bylaws to Beth F. Levine, our Corporate Secretary, at the above address, not less than 60 days nor more than 90 days prior to the anniversary of the preceding year’s annual meeting. Therefore, Keryx must receive notice of a stockholder proposal submitted other than pursuant to Rule 14a-8 (as discussed above) no sooner than March 18, 2009, and no later than April 19, 2009. If a stockholder fails to provide timely notice of a proposal to be presented at our 2009 Annual Meeting of Stockholders, the proxy designated by our Board of Directors will have discretionary authority to vote on any such proposal that may come before the meeting.

Other Matters

Our Board of Directors does not know of any other matters that may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the person named in the accompanying proxy card to vote, or otherwise act, in accordance with their judgment on such matters.

Solicitation of Proxies

We will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, our officers and employees may solicit proxies in person or by telephone. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

Incorporation of Information by Reference

The Compensation Committee Report and the Audit Committee Report, each contained in this Proxy Statement, are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such information by reference.

Exhibit A

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Million (100,000,000), consisting of Five Million (5,000,000) shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”), and Ninety Five Million (95,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”).

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide by resolution for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware (the “Preferred Stock Designation”) setting forth such resolution, to establish by resolution from time to time the number of shares to be included in each such series, and to fix by resolution the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

i.	The designation of the series, which may be by distinguishing number, letter, or title.

ii.
The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

iii.
The amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.

iv.	Dates at which dividends, if any, shall be payable.

v.	The redemption rights and price or prices, if any, for shares of the series.

vi.	The terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series.

vii.	The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

viii.
Whether the shares of the series shall be convertible into, or exchangeable, or redeemable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

ix.	The voting rights, if any, of the holders of shares of the series generally or upon specified events.

x.	Any other rights, powers, preferences of such shares as are permitted by law.

The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as may otherwise be provided in this Certificate of Incorporation, in a Preferred Stock Designation or by applicable law, the (i) holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders, (ii) the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and (iii) holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders.

The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

A-1